Exhibit 99.1

Mohawk Group Closes Previously Announced Debt Refinancing

NEW YORK, April 9, 2021    Mohawk Group Holdings, Inc. (Nasdaq: MWK) (“Mohawk” or the “Company”) today announced that it has closed the refinancing of all of its previously outstanding debt, including two senior secured notes and its revolver credit facility. The Company previously announced its intent to refinance its outstanding debt on March 8, 2021. Pursuant to the refinancing, Mohawk issued senior secured promissory notes in an aggregate principal amount of $110.0 million to two affiliated institutional lenders for a cash payment to Mohawk of $57.7 million and the exchange of two senior secured promissory notes with an aggregate principal amount of $52.3 million previously issued to the institutional lenders. $14.8 million of the net proceeds were used to repay all amounts owed under the Company’s Amended and Restated Credit and Security Agreement with MidCap Funding X Trust. The new senior secured promissory notes have an 8% annual interest rate payable in cash on a quarterly basis with a three year maturity. In connection with the refinancing, the Company issued to the institutional lenders warrants to purchase an aggregate of 2,259,166 shares of the Company’s common stock with an exercise price of $31.74 per share. The Company expects to use the remaining net proceeds of $40.8 million, after deducting fees and expenses, for potential acquisitions, working capital and general corporate purposes.

Yaniv Sarig, Co-Founder and Chief Executive Officer, commented, “This refinancing is the first step in optimizing our capital structure to execute on our accretive M&A strategy. We remain focused on advancing on our strong pipeline of potential M&A targets, including our previously announced anticipated acquisition of Photo Paper Direct.”

A.G.P. / Alliance Global Partners acted as sole placement agent on the debt transaction.

About Mohawk Group Holdings, Inc.

Mohawk Group Holdings, Inc., together with its subsidiaries (“Mohawk”), is a rapidly growing technology-enabled consumer products company that uses machine learning, natural language processing, and data analytics to design, develop, market and sell products. Mohawk predominantly operates through online retail channels such as Amazon and Walmart. Mohawk has twelve owned and operated brands and sells products in multiple categories, including home and kitchen appliances, kitchenware, environmental appliances (i.e., dehumidifiers and air conditioners), beauty-related products and, to a lesser extent, consumer electronics. Mohawk was founded on the premise that if a company selling consumer packaged goods was founded today, it would apply artificial intelligence and machine learning, the synthesis of massive quantities of data and the use of social proof to validate high caliber product offerings as opposed to over-reliance on brand value and other traditional marketing tactics.

Forward Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, our expected use of the remaining net proceeds from the refinancing, our expectations with respect to optimizing our capital structure, expectations regarding continued investment in our M&A strategy in the future, expectations with respect to our accretive M&A strategy, including the potential closing of the acquisition of Photo Paper Direct.

These forward-looking statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties and other factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, those related to the impact of the COVID-19 pandemic including its impact on consumer demand, our cash flows, financial condition and revenue growth rate; changes to net income due to non-cash stock based compensation and fluctuation in valuation of earnouts in connection with our acquisition transactions and warrants associated with our financing transactions; whether we successfully close the Photo Paper Direct acquisition or other acquisitions targeted in our M&A pipeline; our supply chain including sourcing, manufacturing, warehousing and fulfillment, including with respect to existing disruptions we are experiencing due to the COVID-19 pandemic; our ability to manage expenses, working capital and capital expenditures efficiently; our business model and our technology platform; our ability to disrupt the consumer products industry; our ability to grow market share in existing and new product categories, including our ability to successfully complete PPE transactions; our ability to generate profitability and stockholder value; international tariffs and trade measures; inventory management, product liability claims, recalls or other safety and regulatory concerns; reliance on third party online marketplaces; seasonal and quarterly variations in our revenue; acquisitions of other companies and technologies and our ability to integrate any such companies and technologies with our business; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), all of which you may obtain for free on the SEC’s website at www.sec.gov.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Contact:

Ilya Grozovsky

Director of Investor Relations & Corp. Development

Mohawk Group

ilya@mohawkgp.com

917-905-1699